Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 25, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Super Micro Computer, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2024.

/s/ BDO USA, P.C.
San Jose, California

June 16, 2025